EXHIBIT 107

CALCULATION OF FILING FEES TABLE

FORM S-1

(Form Type)

Grom Social Enterprises, Inc.

(Exact Name of Registrant as Specified in Charter)

Title of Each Class of Securities to Be Registered	Fee Calculation Rate		Amount of Shares to Be Registered (1)	Proposed Maximum Offering Price per Unit or per Share		Proposed Maximum Aggregate Offering Price	Fee Rate (per $1 Million)	Amount of Registration Fee
Common Stock, par value $0.001 per share, each underlying the Convertible Note(2)	457	(i)	5,347,594	$0.748	(3)	$4,000,000.31	0.00014760	$590.40

Common Stock, par value $0.001 per share, each underlying the Warrant A (4)	457	(g)	757,036	$1.78	(5)	$1,347,524.08	0.00014760	$198.89

Common Stock, par value $0.001 per share, each underlying the Warrant B (4)		457(g)	757,036	$0.001	(5)	$757.036	0.00014760	$0.11
Fees Previously Paid			$0	$0		$0	0	$0

Carry Forward Securities
None

Total Offering Amounts				6,861,666				$789.41
Total Fees Previously Paid				-				-
Total Fees Offset				-				-
Net Fee Due				-				$789.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.
(2)	Represents the issuance by the registrant of 5,347,594 shares of Common Stock that may be issued upon conversion of the convertible note (the “Note”) held by selling securityholders named in the prospectus that forms a part of this registration statement on Form S-1 (the “Selling Securityholder”).
(3)	Based on the conversion price of $0.748 per share of common stock in accordance with rule 457(i) under the Securities Act.
(4)	Represents the issuance by the registrant of 757,036 shares of Common Stock that may be issued upon the exercise of Warrant A and 757,036 shares of Common Stock that may be issued upon the exercise of Warrant B held by the Selling Securityholder which were issued in connection with the issuance of the Note.
(5)	Based on the exercise price of the Warrant A of $1.78 per share of Common Stock and the exercise price of the Warrant B of $0.001 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.